SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 1994


                           Imo Industries Inc.
        (Exact name of registrant as specified in its charter)


       Delaware                    1-9294             21-0733751
(State or other jurisdiction     (Commission       (I.R.S. Employer
    of incorporation)            File Number)     Identification No.)


          3450 Princeton Pike
        Lawrenceville, New Jersey                       08648
(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code      609-896-7600


                            Not Applicable
           (Former name or address if changed since last report)



















                       IMO INDUSTRIES INC.

                     Form 8-K Current Report

Item 5.  Other Events.

On January 27, 1994, the Registrant's Board of Directors announced that the Registrant had recorded for the fourth quarter of 1993 a loss from discontinued operations of $198 million, unusual items of approximately $24 million, and non-recurring tax provisions of $15 million. The Registrant added its Electro-Optical Systems business to its asset divestiture program, and that business is now being accounted for as a discontinued operation. The Registrant's press release announcing such action as well as its unaudited fourth quarter and full year results is filed herewith as an exhibit.

On January 28, 1994, the Registrant commenced solicitation of consents of holders of its 12-1/4 % Senior Subordinated
Debentures Due 1997 to an amendment of the indenture pursuant to which such Debentures were issued for the purpose of allowing the Registrant and its subsidiaries to borrow an additional $35 million above December 31, 1993 senior debt outstandings.

The fourth quarter charges described above resulted in the Registrant being in non-compliance with certain financial covenants in its senior lending agreements; however, the Registrant has obtained agreement from its senior lenders that the charges will not prohibit the Registrant from obtaining new letters of credit from these lenders. Permanent waivers of the defaults from the Registrant's senior lenders are contingent upon receipt of the forgoing consent from the holders of the Registrant's 12-1/4 % Senior Subordinated Debentures Due 1997.


Item 7.   Exhibits.

     The following exhibit is being filed with this report:

                   Exhibit No.                 Exhibit

                       1                Press release dated
                                         January 27,1994 by
                                         Imo Industries Inc.


                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                          Imo Industries Inc.
                                             (Registrant)

Date:  February 1, 1994               By:/s/ WILLIAM M. BROWN
                                          William M. Brown
                                          Executive Vice President
                                          and Chief Financial Officer